Exhibit 99.1

Essential Utilities Reports Financial Results for Full Year 2024

Earnings per share increases 17% to $2.17 for Full Year 2024 (GAAP)

•	Excluding one-time items and weather-related items, adjusted earnings per share of $1.97 (Non-GAAP)

Company affirms 2025 EPS guidance of $2.07 - $2.11 and multi-year earnings guidance of 5-7% from $1.97 (Non-GAAP)

PA PUC Approved Settlement for Aqua Pennsylvania rate case

Recently closed Greenville Wastewater Acquisition in Pennsylvania

BRYN MAWR, PA (February 26, 2025) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the fourth quarter and full year ended December 31, 2024. Essential’s net income was $184.8 million or $0.67 per share for the fourth quarter of 2024, compared to $0.50 per share for the same period in 2023, an increase of 34%. Essential’s net income was $595.3 million or $2.17 per share for the full year of 2024, compared to $1.86 for the prior year, an increase of 17%. The full year net income and earnings per share include the benefit of a gain on sale related to the previously announced and closed sale of the Pittsburgh area energy projects.

“2024 was a very productive and successful year for the company,” said Essential Utilities Chairman and Chief Executive Officer Chris Franklin. “I am incredibly proud of the team. This was a year of near-perfect execution. We filed at the Pennsylvania Public Utility Commission (PUC) to recover approximately $3 billion in capital investments we made to improve safety and reliability in our water and natural gas service areas and achieved strong outcomes in both rate cases. In addition, we invested more than $1.3 billion in infrastructure improvements, including significant mitigation of PFAS contamination. Lastly, we also supported the PA PUC’s initiatives to continue fair market valuation acquisitions in the Commonwealth to benefit both customers and the company.”

The accomplishment of this work demonstrates Essential’s commitment to successfully achieving our priorities while navigating many of today’s most pressing challenges, including mitigating PFAS contamination and addressing aging infrastructure.

“We were pleased to execute well for the benefit of all our stakeholders,” Franklin added. “These achievements resulted in our November reinstatement of multi-year earnings guidance with a compounded annual EPS growth rate of 5-7% through 2027, given the board’s continued confidence in our business plan model.”

Full Year Operating Results

For the full year 2024, the company reported revenues of $2,086.1 million, an increase of 1.6%, from $2,053.8 million in 2023. Revenue increases were offset by the positive impact of lower purchased gas costs in 2024. Operations and maintenance expenses in the full year of 2024 were $587.3 million, compared to $575.5 million in 2023, an increase of only 2.0%, reflecting the divestitures of the West Virginia utility assets and the energy projects, as well as management’s long-held commitment to minimizing expense increases.

For the full year ending December 31, 2024, Essential reported net income of $595.3 million, or $2.17 per share, compared to $498.2 million, or $1.86 per share through the same period of 2023. This represents a 17% increase in 2024 earnings per share compared to 2023. This increase includes the gain on sale in the first quarter of 2024 from the energy projects sale and the impacts of weather.

Essential’s regulated water segment reported revenues of $1,221.9 million, an increase of 5.9% compared to $1,153.3 million in 2023. Regulatory recoveries and volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $381.1 million compared to $368.8 million in 2023.

Essential’s regulated natural gas segment reported revenues of $843.0 million, compared to $863.8 million in 2023. Purchased gas costs were $267.2 million, compared to $327.5 million in 2023. As a result, the recovery of lower purchased gas costs was the primary driver in the decrease of revenues. Operations and maintenance expenses for the same period for Essential’s regulated natural gas segment decreased to $207.2 million from $209.1 million in 2023.

Fourth Quarter 2024 Operating Results

Essential reported net income of $184.8 million and earnings per share of $0.67 for the fourth quarter of 2024, compared to net income of $135.5 million and earnings per share of $0.50 for the same period in 2023. Comparing this quarter’s earnings to those of the fourth quarter of 2023, increased revenues from regulatory recoveries and increased water and natural gas volume were offset by higher depreciation and interest expense.

Revenues for the quarter were $604.4 million compared to $479.4 million in the fourth quarter of 2023, an increase of 26.1%. Recovery of purchased gas, rates and surcharges, and increased water and natural gas volumes contributed to this increase. Operations and maintenance expenses were $163.5 million for the fourth quarter of 2024 compared to $157.0 million in the fourth quarter of 2023. Notably, the weather normalization mechanism in the Pennsylvania gas business worked as intended to stabilize revenues during the fourth quarter of 2024, given the warmer than normal weather during the period.

Dividend

On February 19, 2025, Essential’s board of directors declared a quarterly cash dividend of $0.3255 per share of common stock. This dividend will be payable on June 2, 2025, to shareholders of record on May 13, 2025. The company has paid a consecutive quarterly cash dividend for eighty years.

Rate Activity

In 2024, the company’s regulated water segment received rate awards or infrastructure surcharges designed to increase annual revenues in Illinois, New Jersey, Ohio, North Carolina, Virginia, and Pennsylvania by $53.9 million, and its regulated natural gas segment received rate awards or infrastructure surcharges to increase annual revenues in Kentucky and Pennsylvania by $93.9 million.

On February 6, 2025, the Pennsylvania PUC voted unanimously to approve the previously announced Aqua Pennsylvania rate case settlement reached with the statutory advocates. Per the order, Aqua Pennsylvania raised rates by $73.0 million beginning February 22, 2025.

With the conclusion of the Aqua Pennsylvania rate case, the company has now achieved two significant regulatory outcomes in Pennsylvania, where approximately 75% of its operations (by rate base) are located, in the past six months.

Thus far in 2025, the company’s regulated water segment received rate awards or infrastructure surcharges designed to increase annual revenues in Ohio, North Carolina, and Pennsylvania by $86.3 million, and its regulated natural gas segment received infrastructure surcharges in Kentucky of $0.5 million.

The company currently has infrastructure surcharges pending in Ohio, for its regulated water segment, which would add an estimated $3.3 million in incremental annual revenues. In the regulated gas segment, Kentucky has rate requests and infrastructure surcharges pending, which would add an estimated $12.7 million in incremental annual revenues.

Capital Expenditures

Essential invested approximately $1.3 billion in 2024 to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. This investment included successfully completing the mitigation of PFAS at 13 sites in 2024 and conducting a pilot in which we deployed 30,000 cutting-edge, solid-state meters in our gas business to bring an elevated level of safety to the communities we serve. The company continues to be one of the country’s leaders in replacing miles of aged underground utility pipe and is committed to maintaining elevated levels of infrastructure investment.

In 2025, the company expects to invest $1.4 to $1.5 billion in needed infrastructure investments. From 2025 through 2029, the company plans to invest approximately $7.8 billion to improve water and natural gas systems and better serve customers through improved information technology. Essential’s investments include addressing PFAS with at least $450.0 million in capital projects, replacing and expanding its water and wastewater utility infrastructure, and replacing and upgrading its natural gas utility infrastructure, with the latter leading to improved safety and reliability and significant reductions in methane emissions that occur in aged gas pipes. The company is a leader in remediating PFAS and will comply with the finalized EPA rule. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s continued growth via acquisitions allows the company to provide safe and reliable water and wastewater service to a larger customer base than it could from organic customer growth alone. Since 2015, Essential collectively has acquired over $518.0 million in rate base and added more than 131,000 new customers or equivalent dwelling units to the company’s footprint.

On January 31, 2025, the company closed on the acquisition of the Greenville wastewater system for $18 million. This is the first fair market value acquisition completed in Pennsylvania since the PUC entered a Final Supplemental Implementation Order (2024 FSIO) on Docket No. M-2016-2543193 in July 2024. We believe the fair market value statute combined with the 2024 FSIO will result in a greater degree of certainty for our municipal transactions and will be a key factor in continued rate affordability.

The company has six signed purchase agreements for additional water and wastewater systems in Pennsylvania, Texas, and Ohio that are pending closing and are expected to serve over 210,000 equivalent retail customers or equivalent dwelling units and total over $344.0 million in purchase price. Excluding the company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), the company has approximately $67.8 million of signed purchase agreements in the regulatory approval process.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 400,000 total customers.

Additionally, because of our proven expertise, the company has been appointed the receiver of several investor-owned utilities. Given the operational stability we bring to communities in need, we are positioned to quickly address critical challenges and improve the long-term viability of distressed water and wastewater systems.

Multi-Year Financial and Growth Guidance

The company reaffirms its previously initiated long-term earnings guidance. The company’s latest expectations are the following:

•	2025 diluted earnings per share guidance range of $2.07 to $2.11.
•	Grow long-term earnings per share at a compounded annual growth rate of 5 to 7% from the adjusted 2024 earnings per share of $1.97 (Non-GAAP) for the three-year period through 2027.
•	In 2025, regulated infrastructure investments will be $1.4 to $1.5 billion.
•	Through 2029, we plan to make regulated infrastructure investments of approximately $7.8 billion.
•	Through 2029, the regulated water segment rate base will grow at a compounded annual growth rate of approximately 6%; this only includes acquisitions scheduled to close in 2025 and excludes DELCORA.
•	Through 2029, the regulated natural gas segment rate base will grow at a compounded annual growth rate of approximately 11%.
•	Through 2029, the combined regulated utility rate base will grow at a compounded annual growth rate of over 8%.
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth over the long term.
•	The regulated natural gas customer base of the business will be stable for 2025.
•	Through 2027, the company expects to raise equity via its ATM program. In 2025, the company expects to raise a total of approximately $315 million in equity.
•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline.
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level of the six EPA-regulated PFAS chemicals.

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential continues to be an industry leader regarding water quality with its commitment to test and treat for six regulated PFAS chemicals across all states served by its regulated water segment. The company reaffirms its commitment to providing finished water that will meet the EPA timelines and standards. For the fourth consecutive year the company was named to Newsweek’s list of America’s Most Responsible Companies.

Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission. The earnings per share, infrastructure investment, and rate base guidance include the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but do not include DELCORA or other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. While the company remains confident in its ability to close DELCORA, for guidance purposes, DELCORA has been removed from all guidance metrics.

The average annual regulated water segment growth guidance reflects the company’s proven acquisition track record of adding nearly 131,000 customers or equivalent dwelling units and over $518 million in rate base since 2015, its current backlog of approximately $344.0 million of signed pending acquisitions with over 210,000 equivalent customers, and the current acquisition landscape.

The company’s guidance includes the expectation that the company will continue to issue equity and debt on an as-needed basis to support acquisitions and capital investment plans.

Full Year 2024 Earnings Call Information

Date: February 27, 2025

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: (800) 770-2030 (U.S.)

Pass code: 9261648#

The company’s conference call with financial analysts will take place on Thursday, February 27, 2025, at 11 a.m. Eastern Standard Time. The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on February 27, 2025, for seven days following the call. To access the audio replay in the U.S. dial (800) 770-2030 toll-free or (609) 800-9909 (pass code 9261648 followed by the # key).

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater, and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across nine states. Essential is one of the most significant publicly traded water, wastewater service, and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the company’s belief that it will comply with the finalized EPA PFAS rules, the guidance range of net income per diluted common share; the anticipated amount of infrastructure investment in 2025 through 2029; the rate base growth of company through 2029; the reduction in volatility related to abnormal weather impacts on financial results from the Peoples Natural Gas segment; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; the rate base growth from its organic capital investment program through 2028; its plan to raise approximately $315 million in equity through the At-The-Market equity program in 2025; the Company’s water utility customer base growth at an average annual long term growth rate of between 2-3% for acquisitions and organic customer growth; the regulated natural gas customer base of the business will be stable in 2025; There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in the EPAs regulations; changes in the United States’ governmental policies, including those from the Executive Branch; disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company’s growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

# # #

WTRGF

Media Contact:

David Kralle

Vice President, Public Affairs

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, IR, and Treasurer

O: 610.645.1191

BJDingerdissen@Essential.co

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Operating revenues	$604,383	$479,419	$2,086,113	$2,053,824
Operations and maintenance expense	$163,470	$156,998	$587,250	$575,518

Net income	$184,755	$135,448	$595,314	$498,226

Basic net income per common share	$0.67	$0.50	$2.17	$1.86
Diluted net income per common share	$0.67	$0.50	$2.17	$1.86

Basic average common shares outstanding	274,681	273,210	273,914	267,171
Diluted average common shares outstanding	275,161	273,536	274,421	267,659

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Operating revenues	$604,383	$479,419	$2,086,113	$2,053,824

Cost & expenses:
Operations and maintenance	163,470	156,998	587,250	575,518
Purchased gas	94,511	37,468	277,009	352,306
Depreciation	94,164	86,447	363,906	338,655
Amortization	2,337	1,758	5,646	5,040
Taxes other than income taxes	23,275	22,775	94,634	90,208
Total	377,757	305,446	1,328,445	1,361,727

Operating income	226,626	173,973	757,668	692,097

Other expense (income):
Interest expense	79,303	72,922	302,467	283,362
Interest income	(659)	(670)	(3,318)	(3,401)
Allowance for funds used during construction	(5,807)	(2,400)	(21,310)	(16,967)
Loss (gain) on sale of other assets	(157)	119	(92,224)	(65)
Other, net	(1,911)	(612)	(1,425)	(2,613)
Income before income taxes	155,857	104,614	573,478	431,781
Provision for income taxes (benefit)	(28,898)	(30,834)	(21,836)	(66,445)
Net income	$184,755	$135,448	$595,314	$498,226

Net income per common share:
Basic	$0.67	$0.50	$2.17	$1.86
Diluted	$0.67	$0.50	$2.17	$1.86

Average common shares outstanding:
Basic	274,681	273,210	273,914	267,171
Diluted	275,161	273,536	274,421	267,659

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing operating performance. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its guidance range for 2024.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” and have been adjusted for the following items:

(1) During the first quarter of 2024, the Company completed the sale of its interest in three non-utility local microgrid and distributed energy projects and recognized a gain of $91,236, net of transaction expenses. In October 2023, the Company completed the sale of its regulated natural gas utility assets in West Virginia. In 2024, the Company received additional proceeds from this sale of regulated natural gas utility assets in West Virginia and post-transaction activities.

(2) Estimated impact to Peoples Natural Gas (PNG) operating revenues from warmer than normal weather conditions during 2024 and nonrecurring usage. These impacts are partially offset by favorable regulated water consumption in 2024 due to drier than normal weather conditions.

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

Year Ended
December 31, 2024
Net income (GAAP financial measure)	$595,314
Adjustments:
(1) Gain on sales of assets and related transaction activities	(94,024)
(2) Adjustments for estimated effects of unfavorable weather (addback)	18,749
(3) Income tax effect of non-GAAP adjustments	20,859
Adjusted income (Non-GAAP financial measure)	$540,898

Net income per common share (GAAP financial measure):
Basic	$2.17
Diluted	$2.17

Adjusted income per common share (Non-GAAP financial measure):
Basic	$1.97
Diluted	$1.97

Average common shares outstanding:
Basic	273,914
Diluted	274,421

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	December 31,	December 31,
	2024	2023

Net property, plant and equipment	$13,143,476	$12,097,072
Current assets	485,911	491,979
Regulatory assets and other assets	4,397,167	4,252,408
	$18,026,554	$16,841,459

Total equity	$6,198,809	$5,896,183
Long-term debt, excluding current portion, net of debt issuance costs	7,368,381	6,826,085
Current portion of long-term debt and loans payable	329,349	227,538
Other current liabilities	645,319	570,389
Deferred credits and other liabilities	3,484,696	3,321,264
	$18,026,554	$16,841,459